Exhibit 6.2

LOAN TERM SHEET

Wednesday, November 24, 2021

To Brandon Mendenhall,

Based on your credit history, income, and long relationship with Civic, you are approved to refinance your existing portfolio with the loan amount and terms below. This letter will serve as a real estate loan secured by a first lien against the properties at the location listed below. This loan is subject to verification of transaction details, standard lender due diligence, and requirements. The terms below are valid for 90 days from the execution date of this letter. The buyer’s funds have already been verified and there are sufficient funds to close upon execution of this term sheet

BORROWER	RAD Diversified REIT, Inc.
GUARANTOR(S)	Brandon Mendenhall
SUBJECT PROPERTY ADDRESS	Portfolio –Value $16M

TRANSACTION TYPE	Cash Out Refinance
LOAN AMOUNT	$9,800,000
NOTES	Cash out is allowed for business purpose only. The funds cannot be used for personal use.
Funds can be used to buyback or purchase shares of company.

Loan Type	5/1 Fixed Interest Only – 30 Year Term
Interest Rate	4.75
Fees	1.25 Points and $1,195 Processing

Thank you for choosing CIVIC and providing us the opportunity to serve you. If you have any questions regarding the above information, please call me at 424-336-7992.

IN WITNESS WHEREOF,the undersigned has executed this statement as of the date first hereinabove set forth.

Company: RAD Diversified REIT, Inc.

By: /s/ Brandon Dutch Mendenhall

Name: Brandon Dutch Mendenhall

Its: Managing Member

Lender: Civic Financial Services, LLC

By: /s/ Chris Lushina

Name: Chris Lushina

Its: Account Executive

This Term Sheet is a final binding commitment to lend. Borrower acknowledges and agrees that this Term Sheet does set forth all terms and conditions of the loan. LTV limit is based on current, accurate appraised value. Civic Financial Services, LLC reserves the right to amend rates and guidelines. Documentation will include, in addition to the provisions outlined in this Term Sheet and the provisions that are customary and appropriate for Civic Financial Services, LLC in this type of transaction, any other documentation that is required by Civic to consummate the loan. An Appraisal or BPO will be performed to support the value and condition of the subject property. ©2019 All rights reserved. All loans are made in compliance with Federal, State, and Local laws. Civic Financial Services, LLC is a California Finance Lender under DBO license #603L321, NMLS 1099109, AZ Mortgage Broker license #092863, ID Mortgage Broker/Lender License #MBL-8288, OR Mortgage Broker License #ML-5282, and WA Consumer Loan Company License #CL-1099109. Civic Financial Services, LLC is an equal opportunity lender.